UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2018

Tailored Brands, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	47-4908760 (IRS Employer Identification No.)

6380 Rogerdale Road Houston, Texas (Address of principal executive offices)	77072 (Zip Code)

281-776-7000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 2 to Term Loan Credit Agreement (the “Term Loan”)

On April 9, 2018, The Men’s Wearhouse, Inc. (“Men’s Wearhouse”), together with Tailored Brands, Inc. (the “Company”) and certain of its direct and indirect wholly-owned subsidiaries  (collectively, the “Term Guarantors”), JPMorgan Chase Bank, N.A. as administrative agent (the “Term Administrative Agent”) and the lenders party thereto (the “Term Lenders”), entered into Amendment No. 2 to its Term Loan (“Amendment No. 2”) amending that certain Term Loan Agreement dated as of June 18, 2014 (as amended by Amendment No. 1 dated as of June 26, 2014, and as further amended by Incremental Facility No. 1, dated as of April 7, 2015), by and among Men’s Wearhouse, the guarantor parties thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (collectively, the “Existing Term Loan”).  Immediately prior to entering into Amendment No. 2, the Existing Term Loan consisted of $593.4 million in aggregate principal amount with an interest rate of LIBOR plus 3.50% (with a floor of 1.0%) and $400.0 million in aggregate principal amount with a fixed interest rate of 5.0% per annum.  Upon entering into Amendment No. 2, the Company made a prepayment of $93.4 million on its Existing Term Loan.

As a result, after consideration of the prepayment described above and pursuant to Amendment No. 2, the Company refinanced all $900.0 million in aggregate principal amount of term loans then outstanding under the Existing Term Loan with a new Tranche B-2 Term Loan totaling $900.0 million (the “New Term Loan”).  Additionally, the Company may continue to request additional term loans or incremental equivalent debt borrowings, all of which are uncommitted, in an aggregate amount up to the greater of (1) $250.0 million and (2) an aggregate principal amount such that, on a pro forma basis (giving effect to such borrowings), the Company’s senior secured leverage ratio will not exceed 2.5 to 1.0.

Amendment No. 2 provides, among other things, for an increase in the maximum amount of dividends payable on the Company’s common stock in any fiscal quarter to $15 million.  The New Term Loan will bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either LIBOR (with a floor of 1.0%) or the base rate (with a floor of 2.0%).  The margins for borrowings under the New Term Loan are 3.50% for LIBOR and 2.50% for the base rate.  The New Term Loan will amortize in an annual amount equal to 1.0% of the principal amount of the New Term Loan, payable quarterly commencing on May 1, 2018.  The New Term Loan was issued at a price equal to 99.5% of face value. The obligations under the New Term Loan are secured on a senior basis by a first priority lien on certain assets of Men’s Wearhouse, the Company and the Term Guarantors, including, without limitation, equipment, certain real property, intellectual property and equity interests in subsidiaries, and a second priority lien on asset-based collateral, including, without limitation, credit card receivables and inventory.

The New Term Loan extends the maturity date of the Existing Term Loan from June 18, 2021 until April 9, 2025, subject to a springing maturity provision that would accelerate the maturity of the New Term Loan to April 1, 2022 if any of the Company’s obligations under its 7.00% senior notes due in 2022 remain outstanding on April 1, 2022.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

On April 9, 2018, the Company issued a press release in connection with the transactions described in this Current Report on Form 8-K.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are included in this Form 8-K.

10.1	Amendment No. 2 to Term Loan, dated as of April 9, 2018, by and among The Men’s Wearhouse, Inc., the Administrative Agent and the Term Lenders

99.1	Press Release of the Company dated April 9, 2018.

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Amendment No. 2 to Term Loan, dated as of April 9, 2018, by and among The Men’s Wearhouse, Inc., the Administrative Agent and the Term Lenders

99.1	Press Release of the Company dated April 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      April 9, 2018

TAILORED BRANDS, INC.

By:	/s/ Brian T. Vaclavik
Brian T. Vaclavik
Senior Vice President and Chief Accounting Officer